UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[_]	Preliminary Information Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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[_]	Fee computed on table below per Exchange Act Rules 14c-5(g) and Rule 0-11(a)(4).

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Total value of shares to be issued: $__________. Fee per Rule 0-11(a)(4): $ __________.

4)	Proposed maximum aggregate value of transaction:

Total value of the transaction; $ __________.

5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.
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Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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4)       Date Filed:
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BEACON ENTERPRISE SOLUTIONS GROUP, INC.
124 N. First Street
Louisville, Kentucky
(502) 379-4788

NOTICE OF ACTION TAKEN WITHOUT A STOCKHOLDER MEETING

Date of Mailing: March 28, 2008

To the Stockholders of Beacon Enterprise Solutions Group, Inc.:

     The attached Information Statement is furnished by the Board of Directors (the “Board”) of Beacon Enterprise Solutions Group, Inc. (hereinafter, the “Company”). The Company, a Nevada corporation, is a public company registered with the U.S. Securities and Exchange Commission, and the Common Stock of the Company currently listed for quotation on the Over The Counter Bulletin Board (OTCBB.com).

     The attached Information Statement describes the amendments to the Articles of Incorporation of the Company that the common stockholders of the Company have approved, which would do the following: 1) increase the number of authorized shares of Preferred Stock to Five Million (5,000,000); 2) authorize the issuance “blank check” preferred stock by the Board of Directors of the Company; and 3) authorize a new series of Preferred Stock, to be designated “Series A-1 Preferred Stock,” having the rights, powers and privileges described in more detail in the attached Information Statement.

     These amendments to the Articles of Incorporation of the Company were approved so that the Company may fulfill its contractual obligations under the securities exchange agreement (the “Securities Exchange Agreement”) between the Company and Beacon Enterprise Solutions Group, Inc. (“Beacon (IN)”), an Indiana corporation.

     Under the terms of the Securities Exchange Agreement, the Company must authorize a new series of Preferred Stock having rights, privileges and preferences substantially similar to those of the existing Beacon (IN) Series A-1 Preferred Shares. Shares of the new series of Series A-1 Preferred Stock will be issued to the holders Beacon (IN) Series A-1 Preferred Shares in exchange for the Beacon (IN) Series A-1 Preferred Shares. The Company will then own all of the issued and outstanding Common Shares and Preferred Shares of Beacon (IN).

     On February 14, 2008, stockholders holding 6,845,600 shares, or approximately 65.4%, of our issued and outstanding Common Stock consented in writing to the amendment of the Articles of Incorporation. This consent was sufficient to approve the amendment of the Articles of Incorporation under Nevada law.

     This Information Statement is being mailed to holders of record of Common Stock as of the close of business on or about February 14, 2008 (the “Record Date”). The Company has 10,468,021 shares of common stock outstanding as of the Record Date. There were no shares of preferred stock outstanding as of the Record Date.

NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

     The control share acquisition and dissenter’s rights provisions of Chapter 78 of the Nevada Revised Statues are not applicable to the matters disclosed in this Information Statement. Accordingly, there are no stockholder dissenters’ or appraisal rights in connection with any of the matters discussed in this Information Statement.

INFORMATION STATEMENT

     Please read this Notice and Information Statement carefully and in its entirety. It describes the terms of the actions taken by the stockholders. In addition, information about the Company is available in the Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on February 19, 2008.

     The reports we file with the SEC and the accompanying exhibits may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may also be obtained from the SEC at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of the Reports may be obtained from the SEC's EDGAR archives at http://www.sec.gov/cgobin/srch-edgar.

     Although you will not have an opportunity to vote on the approval of the amendments to our Articles of Incorporation, this Information Statement contains important information about the amendments to the Articles of Incorporation.

By Order of the Board of Directors

/s/ Bruce Widener

Bruce Widener,
Chairman of the Board and Chief Executive Officer

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
124 N. First Street
Louisville, Kentucky 40202
(502) 379-4788

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A
PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is being furnished to the stockholders of Beacon Enterprise Solutions Group, Inc., a Nevada corporation (the “Company,” “we” or “us”), to advise them of the corporate actions that have been authorized by written consent of the Company’s stockholders, who collectively own 65.4% of the Company’s sole class of outstanding capital stock as of the record date of February 14, 2008. These actions are being taken without notice, meetings or votes in accordance with the Private Corporations law of the Nevada Revised Statutes (“NRS”), Sections 78.315 and 78.320. This Information Statement is being mailed to the stockholders of the Company, as of the record date of February 14, 2008, on March 28, 2008.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Information Statement, and any documents which we incorporate by reference in this Information Statement, may contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing. These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” and words of similar meaning. These statements relate to our future business and financial performance.

     Actual outcomes may differ materially from these statements. The risk factors listed in this Information Statement as well as any cautionary language in this Information Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe in our forward-looking statements. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update or revise any of the forward-looking statements contained in this Information Statement. We caution you not to rely upon any forward-looking statement as representing our views as of any date after the date of this Information Statement. You should carefully review the information and risk factors set forth in other reports and documents that we file from time to time with the SEC.

     Beacon Enterprise Solutions Group, Inc. (the “Company”), a Nevada corporation, is a public company registered with the U.S. Securities and Exchange Commission, whose Common Stock is currently listed for quotation with the stock symbol “BEAC” on the Over The Counter Bulletin Board (OTCBB.com)

     The Company and Beacon Enterprise Solutions Group, Inc. (“Beacon (IN)”), an Indiana corporation, consummated a transaction on December 20, 2007 that resulted in a change of control of the Company, as more fully described in Item 2.01 of the Current Report on Form 8-K dated December 20, 2007. As a result of such transaction, all of the outstanding Common Shares of Beacon (IN) are owned by the Company, and the former holders of Common Shares of Beacon (IN) have voting control of the Company.

     Beacon (IN) engaged a New York-based securities broker-dealer (the “Placement Agent”) in a private placement (the “Series A Offering”) of up to 40 units (the “Series A Units”), at a purchase price of $100,000 per Series A Unit, with each Series A Unit comprised of (i) 100 Beacon (IN) Series A Preferred Shares, which were exchanged for shares of Series A Preferred Stock of the Company, and (ii) a five year warrant to purchase 66,667 Beacon (IN) Common Shares at a purchase price of $1.00 per Beacon (IN) Common Share, which were exchanged for warrants to purchase the same number of shares of Common Stock of the Company. The Company and Beacon (IN) completed the Series A Offering of the aggregate of 40 units for aggregate proceeds of $4.0 million on February 12, 2008. Pursuant to a securities exchange between Beacon (IN) and the Company, the Beacon (IN) Common Shares were exchanged for shares of Common Stock of the Company (“Common Stock,” as described below), and the exchange of Beacon (IN) Series A Preferred Shares for shares of Series A Preferred Stock of the Company (“Series A Preferred Stock,” as described below) was completed on February 15, 2008. The Series A Offering was oversubscribed resulting in a number of qualified investors who were unable to participate in the Series A Offering.

     On February 14, 2008, the Board of Directors approved, and recommended to the stockholders for approval, the amendment of the existing Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”): 1) increase the number of authorized shares of Preferred Stock to Five Million (5,000,000); 2) authorize the issuance of “blank check” preferred stock by the Board of Directors of the Company, on the terms and conditions set forth below; and 3) authorize a new series of Preferred Stock (the “Series A-1 Preferred Stock”), to be designated “Series A-1 Preferred Stock,” having the rights, powers and privileges described in more detail below.

     On February 14, 2008, stockholders holding 6,845,600 shares, or approximately 65.4%, of our issued and outstanding Common Stock consented in writing to the amendment of the Articles of Incorporation. This consent was sufficient to approve the amendment of the Articles of Incorporation under Nevada law.

     On March 7, 2008, the Company and Beacon (IN) completed a private offering (the “Series A-1 Offering”) for the sale and issuance of a total of 7.728 Units (the “Series A-1 Units”) to accredited investors, representing an aggregate investment of $772,800. Each Series A-1 Unit was sold for a purchase price of $100,000 and was comprised of (i) 100 Beacon (IN) Series A-1 Preferred Shares and (ii) a five year warrant (collectively, the “Investor Warrants”) to purchase 66,667 Common Shares of the Company at a purchase price of $1.00 per share of Common Stock.

     On March 7, 2008, in connection with the Series A-1 Offering, the Company and Beacon (IN), an Indiana corporation, entered into a securities exchange agreement (the “Securities Exchange Agreement”), under which shares of Series A-1 Preferred Stock will be issued to the holders of Beacon (IN) Series A-1 Preferred Shares in exchange for those Beacon (IN) Series A-1 Preferred Shares.

     To fulfill its contractual obligations under Securities Exchange Agreement, the Company must authorize a new series of preferred stock having rights, privileges and preferences substantially similar to those of the existing Beacon (IN) Series A-1 Preferred Shares, on the terms set forth herein.

Corporate Action Taken

     On February 14, 2008, stockholders of the Company holding the requisite number of shares to approve such actions have executed written consents to amend its Articles of Incorporation as described below. As of the record date of February 14, 2008, there were 10,468,021 shares of Common Stock outstanding, and stockholders collectively holding 6,845,600 shares of Common Stock, or 65.4% of the total, executed the written consent to amend the Articles of Incorporation.

     The stockholders voted to amend the Articles of Incorporation as follows:

     1. Increase in the Number of Authorized Shares of Preferred Stock. The number of authorized shares of Preferred Stock shall be increased to Five Million (5,000,000). There shall be two series of Preferred Stock designated: Series A Preferred Stock, of which 4,500 shares are authorized, and Series A-1 Preferred Stock, of which 1,000 shares shall be authorized.

     2. Authorization of Issuance of “Blank Check” Preferred Stock. The Board of Directors, upon resolution from time to time, shall have the right to authorize the designation of additional series of Preferred Stock (“blank check preferred stock”) subject to the rights of the holders of outstanding shares of Preferred Stock.

     3. Designation of Series A-1 Preferred Stock. A new series of Preferred Stock, to be designated “Series A-1 Preferred Stock,” shall be authorized for issuance. One Thousand (1,000) shares of Series A-1 Preferred Stock shall be authorized. These shares of Series A-1 Preferred Stock vote as a single class with shares of Common Stock and the Series A Preferred Stock. Each share of Series A-1 Preferred Stock has rights, preferences and privileges, including: (i) a stated value of $1,000; (ii) subject to the rights of the holders of Series A Preferred Stock to receive dividends first, dividends of 10% on the stated value payable in cash annually or as a stock dividend; (iii) conversion into 1,333.33 shares of common stock (subject to adjustments) at the option of the holder or upon the occurrence of events relating to a secondary public offering or stock price or trading volume; (iv) antidilution protection upon conversion, including full ratchet antidilution protection for certain unauthorized offerings; (v) subject to the rights of the holders of Series A Preferred Stock to receive liquidation preferences first, a liquidation preference equal to the sum of 125% of the stated value and all accrued but unpaid dividends; (vi) a premium upon a change of control transaction equal to the liquidation preference in addition to the amounts payable on the common shares into which the share of Series A-1 Preferred Stock is convertible; and (vii) certain negative covenants regarding the declaration of dividends, the issuance of additional preferred stock and the issuance of debt. The rights, preferences and privileges of the shares of Series A-1 Preferred Stock are described in greater detail in “Description of Securities,” below.

     The amendment to the Articles of Incorporation will become effective twenty (20) days after the filing and dissemination of the Definitive Information Statement.

     The amendment to the Articles of Incorporation is required to fulfill the requirements of the Securities Exchange Agreement with respect to the exchange for the Beacon (IN) Series A-1 Preferred Shares, as set forth above. The exchange of the Series A-1 Preferred Stock and the Securities Exchange Agreement have been approved by the Board of Directors of the Company and no further corporate action is required. After the amendment of the Articles of Incorporation, shares of Series A-1 Preferred Stock will be issued for Beacon Series A-1 Preferred Shares, so that the Company will hold all of the outstanding Beacon Common Shares and Beacon Preferred Shares.

     Because the amendment of the Company’s Articles of Incorporation is an obligation under the Securities Exchange Agreement, the Company may be liable for damages, or subject to monetary penalties under the Securities Exchange Agreement, if the Articles of Incorporation are not amended in a timely manner.

No Vote Required

     We are not soliciting consents to approve the amendment to the Articles of Incorporation. Nevada law permits the Company to take any action which may be taken at annual or special meeting of its stockholders by written consent, if the holders of a majority of the shares of its Common Stock sign and deliver a written consent to the action to the Company.

No Appraisal Rights

     Under Nevada law, stockholders have no appraisal or dissenters’ rights in connection with the amendments to our Articles of Incorporation.

Interests of Certain Parties in the Matters to be Acted Upon

     None of the directors or executive officers of the Company has any substantial interest resulting from the amendments to the Articles of Incorporation that is not shared by all other stockholders pro rata, and in accordance with their respective interests. None of the directors or executive officers of the Company will own, or has or will have any rights to, any shares of Series A-1 Preferred Stock.

DESCRIPTION OF SECURITIES

     The Company is currently authorized under its Articles of Incorporation to issue 70,000,000 shares of common stock (“Common Stock”), par value $0.001 per share, and 4,500 shares of Series A Preferred Stock (“Series A Preferred Stock ”), par value $0.01 per share.

     As of February 14, 2008, there were 10,468,021 shares of Common Stock and no shares of Preferred Stock issued and outstanding. As of March 7, 2008, there were 10,468,021 shares of Common Stock and 4,000 shares of Series A Preferred Stock issued and outstanding.

     The following descriptions of our capital stock are only summaries and do not purport to be complete and are subject to and qualified by the Articles of Incorporation, as amended and restated, its Bylaws, and by the provisions of applicable corporate laws of the State of Nevada. The descriptions of our common stock and our preferred stock, as well as the promissory notes and warrants, reflect our capital structure, after giving effect to the proposed amendment to the Articles of Incorporation.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Company may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable. To the extent that additional shares of Common Stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Series A Preferred Stock

     Four thousand five hundred (4,500) shares of Series A Preferred Stock are authorized, and 4,000 shares of Series A Preferred Stock are issued and outstanding. These shares of Series A Preferred Stock vote as a single class with shares of common stock and the Series A-1 Preferred Stock. Each share of Series A Preferred Stock has rights, preferences and privileges, including: (i) a stated value of $1,000; (ii) dividends of 10% on the stated value payable in cash annually or as a stock dividend; (iii) conversion into 1,333.33 shares of common stock (subject to adjustments) at the option of the holder or upon the occurrence of events relating to a secondary public offering or stock price or trading volume; (iv) antidilution protection upon conversion, including full ratchet antidilution protection for certain unauthorized offerings; (v) a liquidation preference equal to the sum of 125% of the stated value and all accrued but unpaid dividends; (vi) a premium upon a change of control transaction equal to the liquidation preference in addition to the amounts payable on the common shares into which the share of Series A Preferred Stock is convertible; and (vii) certain negative covenants regarding the declaration of dividends, the issuance of additional preferred stock and the issuance of debt. The rights, privileges and preferences of the Series A Preferred Stock are described in more detail in the Definitive Information Statement filed on January 25, 2008.

Series A-1 Preferred Stock

     Upon the amendment of the Articles of Incorporation, one thousand (1,000) shares of Series A-1 Preferred Stock will be authorized. The rights, privileges and preferences of the Series A-1 Preferred Stock are substantively identical to those of the Series A Preferred Stock, except that: (i) the Series A-1 Preferred Stock will be entitled to vote as a separate series to waive certain negative covenants regarding the declaration of dividends, the issuance of additional preferred stock and the issuance of debt; (ii) the entire liquidation preference on the Series A Preferred Stock will be paid before any liquidation preference is distributed to the holders of Series A-1 Preferred Stock; and (iii) all accrued dividends on Series A Preferred Stock will be paid before any cash dividends are paid on Series A-1 Preferred Stock, but stock dividends of Series A-1 Preferred Stock paid on outstanding Series A-1 Preferred Stock may be paid regardless of whether dividends are paid upon the Series A Preferred Stock.

     The rights, preferences and privileges of the Series A-1 Preferred Stock are set forth in more detail as follows:

     Voting Rights Generally.

     The holders of shares of Series A-1 Preferred Stock and the holders of shares of Common Stock and the Series A Preferred Stock shall vote together and not as separate classes on all matters submitted or required to be submitted to a vote of the stockholders of the Company, except as set forth below or as required by law. The holders of shares of Series A-1 Preferred Stock shall be entitled to the number of votes equal to the number of shares of whole Common Stock into which such shares of Series A-1 Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

     Vote to Issue, or Change the Terms of Series A-1 Preferred Stock.

     The affirmative vote of the holders owning not less than a majority of the aggregate Stated Value of the then issued and outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, at a meeting duly called for such purpose, or by the written consent without a meeting of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, shall be required for any direct and/or indirect (i) Going Private Actions (as defined below), (ii) Liquidation (as defined below), and/or (iii) any amendment to, the Company’s Articles of Incorporation or Bylaws which would directly and/or indirectly amend, alter, change, repeal or otherwise adversely affect any of the powers, designations, preferences and rights of the Series A Preferred Stock and Series A-1 Preferred Stock.

     Negative Covenants with respect to Certain Transactions.

     So long as twenty-five (25%) percent of the shares of Series A Preferred Stock originally issued by the Company pursuant to the Series A-1 Offering remains outstanding (as appropriately adjusted for any recapitalization, stock combinations, stock dividends, stock splits or similar events occurring after the original issuance date of any shares of Series A-1 Preferred Stock), the Company will not, directly or indirectly, including without limitation through merger, consolidation or otherwise, without the affirmative vote or written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series A-1 Preferred Stock, voting as a separate class, given in writing or by resolution adopted at a duly called meeting of the holders:

(1) Declare or pay any dividends on any shares of Common Stock, or other securities of the Company (except shares of Series A Preferred Stock) without first paying in full, in addition to the Series A-1 Preferred Stock Dividend accrued and unpaid through and including such date, the amount which the holders of Series A-1 Preferred Stock would have received had the Series A-1 Preferred Stock been converted for shares of Common Stock at the then applicable Conversion Price; or

(2) Directly and/or indirectly, designate, issue, create or otherwise permit to exist, any additional share of preferred stock or other securities (except shares of Series A Preferred Stock or Series A-1 Preferred Stock issued as a stock dividend upon shares of Series A Preferred Stock or

Series A-1 Preferred Stock, respectively), including secured debt, of the Company which, as to the payment of dividends, distribution of assets, redemptions, voting, interest payments, liquidation payments and/or any other type of payment or right, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Company, or upon the merger, Change of Control, consolidation or sale of the assets thereof, is directly and/or indirectly senior to and/or pari passu with the Series A-1 Preferred Stock.

(3) Directly and/or indirectly create, incur or assume any liability or indebtedness for borrowed money (collectively, “New Debt”), unless, after the creation, incurrence or assumption of such New Debt, the Company shall have an EBITDA Debt Service Coverage Ratio, calculated on a pro forma trailing twelve (12) month basis that is greater than or equal to two (2).
“EBITDA” means in any fiscal period, the Company’s net income or net loss (other than extraordinary or non-recurring items of the Company for such period), plus (i) the amount of all interest expense, income tax expense, depreciation expense and amortization expense of the Company for such period, and plus or minus (as the case may be) (ii) any other non-cash charges which have been added or subtracted, as the case may be, in calculating the Company’s net income for such period. If the Company’s accounting is prepared on a consolidated basis, EBITDA shall be calculated on a consolidated basis. “Debt Service” means, as of the last day of each fiscal quarter of the Company, on a consolidated basis, principal due within twelve (12) months after such day, and interest on any indebtedness for the current fiscal quarter calculated on an annualized basis. “EBITDA Debt Service Coverage Ratio” means EBITDA divided by Debt Service.

     Stated Value and Conversion.

     The stated value (the “Stated Value”) of each share of Series A-1 Preferred Stock is equal to One Thousand Dollars ($1,000.00) . The initial conversion price (as adjusted, the “Conversion Price”) shall be $0.75.

     Shares of Series A-1 Preferred Stock will be convertible into shares of Common Stock. Upon conversion, each share of Series A-1 Preferred Stock will convert into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price, as adjusted at the time of conversion. Subject to subsequent adjustment, each share of Series A-1 Preferred Stock will therefore be convertible into 1,333.33 shares (being $1,000/$0.75) of Common Stock. The Company will reserve a sufficient number of shares of Common Stock to allow the conversion of all shares of the Series A-1 Preferred Stock into shares of Common Stock.

     Conversion of shares of Series A-1 Preferred Stock may be optional (at the discretion of the holder of such shares) or mandatory (triggered by the events listed below). A holder of shares of Series A-1 Preferred Stock may choose to convert all or some of such shares of Series A-1 Preferred Stock into shares of Common Stock (an “Optional Conversion”). On the other hand, each Share of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock (a “Mandatory Conversion”) at the then effective Conversion Price upon the earlier of :

(1) The closing of an underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offer and sale of shares of Common Stock for the account of the Company resulting in gross proceeds to the Company of not less than $20,000,000; provided that the shares of Common Stock issuable upon conversion are (i) trading or are quoted on the Bulletin Board, NASDAQ, AMEX or the NYSE, and (ii) either registered under the Securities Act for resale, or otherwise eligible for resale under Rule 144 or any successor provision thereto adopted pursuant to the Securities Act in each case without any selling limitation and/or restrictions longer than 180 days following the closing date of the offering;

(2) The date upon which the Common Stock has for 20 consecutive trading dates (i) closed at a price equal to not less than 250% the then Conversion Price; (ii) averaged not less than 200,000 shares per day in volume and (iii) there is either an effective resale registration statement covering the resale of the conversion shares or the conversion shares are eligible for resale under Rule 144 or any successor provision thereto adopted pursuant to the Securities Act.

     Upon conversion, all accrued and unpaid dividends on the shares of Series A-1 Preferred Stock through the date of conversion shall be paid in additional shares of Common Stock as if such dividends had been paid in additional shares of Series A-1 Preferred Stock rounded up to the nearest whole number, and then automatically converted into additional shares of Common Stock.

     Antidilution Provisions.

     The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the shares of Series A-1 Preferred Stock shall be subject to proportional adjustment from time to time upon the happening of certain events as follows: (1) stock splits and combinations; (2) dividends or other distributions payable in additional shares of Common Stock; (3) dividends or other distributions; (4) recapitalizations, reclassifications or other changes to the Series A-1 Preferred Stock (other than subdivisions or combinations of shares or stock dividend or reorganizations, mergers, consolidations or sales of assets); (5) capital reorganizations of the shares of Common Stock (other than recapitalizations, subdivisions, combinations, reclassifications or exchanges of shares) or mergers or consolidations of the Company with or into another Company, or the sales of all or substantially all of the Company’s properties and assets to any other person. In each case, the particular adjustment with respect to a given transaction is meant to give the holders of shares of Series A-1 Preferred Stock substantially equivalent rights with respect to the shares or securities held after such transaction as such shares collectively had before such transaction. Finally, in the event that shares of Common Stock are sold at an effective price less than the Conversion Price (subject to certain exceptions set forth in the Articles of Incorporation), the Conversion Price will be adjusted to the effective price for such sale.

     Sales of securities convertible into Common Stock shall be treated in a manner similar to issuances of Common Stock for the purpose of calculating antidilution adjustments. Any time that an adjustment is made to the Conversion Price above, a corresponding proportionate change shall be made to the number of shares of Common Stock issuable upon conversion of each share of Series A-1 Preferred Stock.

     Liquidation Preference.

     A “Liquidation” of the Company means any of the following: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) filing for bankruptcy pursuant to applicable federal and/or state laws, (iii) any actions that directly and/or indirectly are construed as steps in taking the Company private, including, but not limited to, (v) failure to file SEC Reports in a timely fashion, the Company, (w) any affiliate of the Company and/or any person at the direct and/or indirect request of the Company buying shares of issued and outstanding Company Stock, (x) the filing of a Form 15, (y) the Common Stock no longer is eligible for quotation on the NASD Bulletin Board, or (z) the Company’s Board of Directors and/or shareholders meeting and/or through resolutions, adopts or calls a meeting authorizing the Company to undertake any of the above such actions (“Going Private Actions”), or (iv) any Change of Control.

     In the event of any Liquidation of the Company, the holders of the Series A-1 Preferred Stock shall be entitled to receive out of any assets of the Company legally available for distribution from such Liquidation (the “Liquidation Funds”) on a pro rata basis, before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A-1 Preferred Stock in respect of the preferences as to the distributions and payments on a Liquidation of the Company, an amount per Share of Series A-1 Preferred Stock equal to the product of (i) 125% and (ii) the sum of (a) the Stated Value of all Series A-1 Preferred Stock then outstanding and (b) all dividends, if any, which have accrued or are payable under subsection 6 hereof, but have not been paid and received by the holders of the Series A-1 Preferred Stock, up to and including the date full payment is tendered to the holder of such share of Series A-1 Preferred Stock with respect to such Liquidation (collectively, the “Non Change of Control Liquidation Preference”).

     Notwithstanding the foregoing, in the event that a Liquidation is caused as a result of a Change of Control, each Holder of Series A-1 Preferred Stock shall be entitled to receive in addition to the Non Change of Control

Liquidation Preference, such additional amounts that each such Holder would have received in the Liquidation, had it converted its Series A-1 Preferred Stock into Common Stock immediately before the Liquidation.

     “Change of Control” means (i) a change in the voting control of the Company such that any one person, entity or “group” (as contemplated by Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) acquires from the Company in one or more, including a series of, transactions the right to cast greater than 50% of votes eligible to be cast by all holders of capital stock of the Company in the election of directors of the Company, provided that such transaction is approved by the Board or (ii) any merger or consolidation of the Company with or into another entity or any sale of all or substantially all of the assets of the Company.

     If, upon any Liquidation, the Liquidation Funds are insufficient to pay, issue or deliver the full amount due to the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock, then the Liquidation Funds shall be distributed first to holders of shares of Series A Preferred Stock, and then, after the liquidation preference on the shares of Series A Preferred Stock has been paid in full, then each holder of Series A-1 Preferred Stock shall receive a percentage of the Liquidation Funds equal to the remaining amount of Liquidation Funds payable to such holder as a liquidation preference, as a percentage of the full amount of Liquidation Funds payable to all holders of Series A-1 Preferred Stock. No holder of Series A-1 Preferred Stock shall be entitled to receive any amounts with respect thereto upon any Liquidation other than the amounts provided for herein; provided that a holder of Series A-1 Preferred Stock shall be entitled to all amounts previously accrued with respect to amounts owed hereunder. The form of consideration in which the Liquidation Preference is to be paid to the holders of the Series A-1 Preferred Stock shall be the form of consideration received by the Company or the other holders of the Company’s capital stock, as the case may be.

     Dividends; Participation.

     Each Share of Series A-1 Preferred Stock shall accrue and be paid a dividend at the rate of ten (10%) percent per annum of the Stated Value, payable quarterly in arrears on January 1st, April 1st, July 1st and October 1st of each year and for such whole year (or portion thereof) that such Share of Series A-1 Preferred Stock is issued and outstanding (the “Series A-1 Preferred Stock Dividend”) beginning on the date each such share of Series A-1 Preferred Stock is issued (including upon issuance as a stock dividend). The dividend payments shall be made in either cash or at the option of the Company through the issuance of additional Series A-1 Preferred Stock in such amount of Series A-1 Preferred Stock equal to the quotient of (i) the dividend amount payment then due, divided by (ii) the Stated Value of a share of Series A-1 Preferred Stock. In no event shall any cash dividends be paid to holders of shares of Series A-1 Preferred Stock until the accrued dividends on the outstanding shares of Series A Preferred Stock have been paid in full.

     Preferred Rank.

     All shares of Common Stock shall be of junior rank to all Series A-1 Preferred Stock in all respects as to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series A-1 Preferred Stock and the Series A Preferred Stock. The rights of the shares of Series A-1 Preferred Stock shall be subject to the preferences and relative rights of the shares of Series A Preferred Stock as set forth herein. For so long as shares of either series of Preferred Stock remain outstanding, the Company shall not, without the express written consent of Holders owning no less than a majority of the aggregate Stated Value of the then issued and outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock voting together as a class (a) create or authorize any other class or series of capital stock, ranking pari passu and/or senior in any respect to the Series A Preferred Stock or Series A-1 Preferred Stock, or (b) issue any indebtedness ranking pari passu and/or senior in respect to the Series A Preferred Stock or Series A-1 Preferred Stock.

Blank Check Preferred Stock

     Upon the amendment of the Articles of Incorporation, the Board of Directors will be authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to existing series of Preferred Stock (including the Series A Preferred Stock and Series A-1 Preferred Stock), the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock (other than as specifically set forth in the Series A Preferred Stock or Series A-1 Preferred Stock).

Convertible Notes

     On December 20, 2007, convertible promissory notes that had been issued in Beacon’s bridge financing facilities with certain of its shareholders were exchanged for convertible promissory notes and warrants to purchase shares of Common Stock, with terms substantially similar to those issued in Beacon’s bridge financing facilities.

     Consequently, the Company has convertible promissory notes (the “Bridge Notes”) outstanding in the aggregate principal amount of $700,000, which bear interest at the prime rate and mature on December 20, 2009. These Bridge Notes are convertible into a total of up to 1,166,664 shares of Common Stock, at a deemed conversion price of $0.60 per share of Common Stock.

Warrants

     On December 20, 2007, the warrants to purchase 1,111,000 Beacon Common Shares issued to and held by certain of Beacon’s shareholders in connection with the bridge facility were exchanged for warrants (the “Bridge Warrants”) to purchase 1,111,000 shares of Common Stock. Of the Bridge Warrants, the rights to purchase 875,000 shares of Common Stock are immediately vested and exercisable. The remaining 336,000 warrants will collectively vest at a rate of 14,000 shares per month for each month that the principal under the Bridge Notes remains outstanding until the maturity date of December 20, 2009. Upon full conversion of the Bridge Notes into shares of Common Stock or upon the maturity date of December 20, 2009, all remaining unvested rights to purchase shares of Common Stock under the Bridge Warrants will automatically vest and become exercisable. If prepayment of the advances before the maturity date of December 20, 2009 is required, all remaining unvested rights to purchase shares of Common Stock under the Bridge Warrants will be forfeited and canceled. The Bridge Warrants have an exercise price of $1.00 per share and expire on June 30, 2012.

     The Company has also issued warrants to the investors (the “Investor Group”) in the Series A Offering and the Series A-1 Offering that in the aggregate have the right to purchase up 3,382,797 shares of Common Stock. Each Investor Warrant has a five year exercise period and an exercise price of $1.00 per share of Common Stock, payable in cash on the exercise date. The exercise price is subject to adjustment upon certain occurrences specified in the Exchanged Investor Warrants.

     The Company has issued, to the Placement Agent in the Series A Offering and the Series A-1 Offering, warrants to purchase up to 1,240,928 shares of Common Stock at an exercise price of $1.00 per share of Common Stock over a five year exercise period ending on December 20, 2012. The Company has also issued, to certain affiliates of the Placement Agent, warrants to purchase an aggregate of 600,000 shares of Common Stock at an exercise price of $1.00 per share of Common Stock over the same five year exercise period.

Registration Rights

     The Company and the Placement Agent (on behalf of the Investor Group) have entered into registration rights agreements (the “Registration Rights Agreements ”) in connection with the Series A Offering and the Series

A-1 Offering that require the Company to register the Investor Group’s “registrable securities” with the SEC after the Share Exchange so those securities can be publicly sold.

     ”Registrable Securities” are (a) the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock or Series A-1 Preferred Stock, as well as any shares of Common Stock issued as a stock dividend on, or as an antidilution adjustment with respect to, such shares of Series A Preferred Stock and Series A-1 Preferred Stock, and (b) the shares of Common Stock issuable upon exercise of the Investor Warrants or the warrants issued to the Placement Agent and its affiliates.

     Resale Registration

     Under the Registration Rights Agreements, the Company must prepare and file with the Commission a registration statement covering the resale of all of the Registrable Securities. The Company must use its best efforts to cause such Registration Statement to be declared effective by the Commission no later than June 30, 2008.

     The Company shall cause the Registration Statement to become effective and remain effective, until the earlier of the date when all Registrable Securities covered by the Registration Statement (a) have been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act or (b) may be sold without any limitation pursuant to Rule 144(k) or any successor provision (the “Effectiveness Period”).

     Piggyback Registration

     If, at any time during the Effectiveness Period, the Company determines to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act covering any of its equity securities, including without limitation, in connection with the registration of the Company’s securities in a subsequent financing, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company must include in such registration statement all of the Registrable Securities.

     If, at any time after giving written notice of its intention to register any securities and before the effective date of the registration statement filed in connection with such registration, the Company determines for any reason not to proceed with such registration, the Company will be relieved of its obligation to register any Registrable Securities in connection with such registration.

     In case of a determination by the Company to delay registration of its securities, the Company will be permitted to delay the registration of Registrable Securities for the same period as the delay in registering such other securities.

     Liquidated Damages

     If a registration statement covering the resale of the Registrable Securities (i) is not declared effective by the Commission on or before June 30, 2008, and/or (ii) is declared effective by the Commission, but the holders of Registrable Securities cannot sell their respective Registrable Securities thereunder at any time after such registration statement is declared effective by the Commission (each being a “Registration Failure”), then the Company in each such case shall pay to the holders of Registrable Securities, for each thirty (30) day period (or proportionally for any shorter period) of each Registration Failure, an amount in cash, as partial liquidated damages and not as a penalty, equal to one (1%) percent of the aggregate gross proceeds paid by such holders. All liquidated damages as a result of such Registration Failure shall be paid on the 31st day following each initial Registration Failure and on each 30th day thereafter until such Registration Failure is cured by the Company. If the Company fails to pay any required liquidated damages in full by each required payment date, the Company shall pay interest thereon at a rate of 14% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holders of Registrable Securities, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such accrued but unpaid interest thereon, are paid in full.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding beneficial ownership of the Company as of February 14, 2008, after giving effect to the consummation of the exchange of Beacon Series A Preferred Shares for shares of Series A Preferred Stock, with respect to the shares of Common Stock by the following groups: (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and named executive officers as a group.

     The table with respect to the Common Stock is computed on the basis of the amount of outstanding shares of Common Stock as of the date hereof, plus any securities that are convertible into or exercisable for Common Stock within 60 days of the date hereof pursuant to options, warrants, conversion privileges or other rights. The exchange of Beacon Series A Preferred Shares for shares of Series A Preferred Stock was consummated on February 15, 2008. To more accurately reflect the percentages of beneficial ownership, however, the outstanding Beacon Preferred Shares (as of February 14, 2008) are treated as if they had been converted into Beacon Common Shares and exchanged for Common Stock at the consummation of the exchange of Beacon Series A Preferred Shares for shares of Series A Preferred Stock with respect to the Beacon Common Shares and the Common Stock.

     Unless otherwise indicated in the footnotes to this table, based on information furnished by such stockholders, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The address of each of the stockholders named in this table is the same as that of Beacon.

		Shares of the Company held immediately after the Share Exchange
			Percent Ownership (%)
Name of Beneficial Owner	Class

Bruce Widener	Common	2,580,000	12.7%
Sherman Henderson (1)	Common	1,759,167	8.7%
Robert Clarkson (2)	Common	979,166	4.9%
John D. Rhodes, III (3)	Common	591,666	2.9%
Richard C. Mills (4)	Common	1,577,250	7.8%
Kenneth E. Kerr (5)	Common	471,429	2.3%
Robert Mohr	Common	-0-	0%
Directors and Named Executive	Common	7,958,678	39.3%
Officers as a group (7 persons)

(1)     Includes 30,000 shares held by LANJK, LLC (a limited liability company wholly owned by Mr. Henderson) as well as the 416,666 shares into which the convertible promissory note held by SHEND LLC (a limited liability company wholly owned by Mr. Henderson) is convertible, and the 322,500 shares for which warrants to purchase common stock held by SHEND LLC are exercisable within 60 days of the date hereof.

(2)     Includes the 416,666 shares into which the convertible promissory note held by ROBT LLC (a limited liability company wholly owned by Mr. Clarkson) is convertible, and the 322,500 shares for which the warrants to purchase common stock held by ROBT LLC are exercisable within 60 days of the date hereof.

(3)     Includes the 166,666 shares into which the convertible promissory note held by Dr. Rhodes is convertible, and the 129,000 shares for which the warrants to purchase common stock held by Dr. Rhodes are exercisable within 60 days of the date hereof.

(4)     782,250 of the shares of Common Stock are subject to a three-year vesting provision, where such shares will vest in three equal installments on December 20, 2008, 2009 and 2010. In addition, Mr. Mills and his wife are the beneficial owners of 795,000 shares of Common Stock, of which 200,000 have been placed in escrow under the terms of the asset purchase agreement between Beacon and Strategic.

(5)     Mr. Kerr, as the 50% stockholder of CETCON, is the beneficial owner of 471,429 shares of Common Stock, of which 225,000 have been placed in escrow under the terms of the asset purchase agreement between Beacon and CETCON.

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By Order of the Board of Directors:

Beacon Enterprise Solutions Group, Inc.

By:	/s/ Bruce Widener Bruce Widener, President and Chief Executive Officer

Louisville, Kentucky
March 28, 2008